UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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☑	Soliciting Material Pursuant to §240.14a-12

SUMTOTAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

VISTA EQUITY PARTNERS FUND III, L.P.
VISTA EQUITY PARTNERS FUND III (PARALLEL), L.P.
VEPF III FAF, L.P.
VISTA EQUITY PARTNERS FUND III GP, LLC
VEFIIGP, LLC
VISTA EQUITY PARTNERS III, LLC
ROBERT F. SMITH
CHARLES R. WHITCHURCH
AND JOHN N. STAPLES III

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As previously disclosed, on May 13, 2009, in a letter addressed to the Board of Directors of SumTotal Systems, Inc. (the “Company”), Vista Equity Partners Fund III, L.P. (“Vista Fund III”) revised its previously submitted proposal to acquire the Company, increasing its offer to $4.75 per share in cash (the “May 13 Proposal”).

On May 18, 2009, the Company entered into an amendment to its previously announced merger agreement with an affiliate of the private equity fund Accel-KKR, increasing the amount to be paid to stockholders in connection with the contemplated acquisition to $4.80 per share in cash. The amendment to the Accel-KKR merger agreement also increased the breakup fee that would be payable if the Company terminated that agreement in order to accept Vista Fund III’s proposal from $3,100,000 to $6,670,000 (the “Accel-KKR Breakup Fee”).

On May 20, 2009, Vista Fund III submitted a further revised proposal to acquire the Company (the “May 20 Proposal”). Under the May 20 Proposal, Vista Fund III would acquire the Company for an amount equal to at least $4.85 per share in cash, which amount would increase to as much as $4.95 per share in cash in proportion to any reduction in the Accel-KKR Breakup Fee, with the maximum amount being paid if the Accel-KKR Breakup Fee is reduced to its original amount of $3,100,000.

The foregoing description is qualified in its entirety by reference to the letter setting forth the May 20 Proposal, a copy of which is included as Annex 1 hereto, which is incorporated by reference herein, and the letter setting forth the May 13 Proposal, dated May 13, 2009, which was included as Appendix I to the Schedule 14A filed on May 14, 2009, by Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”).

There can be no assurance that the Company will agree to enter into a merger agreement with Vista Fund III, that any transaction will occur on the terms set forth in the May 20 Proposal or that any transaction will occur at all.

Vista Fund III issued a press release regarding the May 20 Proposal on May 20, 2009, a copy of which is included as Annex 2 hereto and is incorporated herein by reference.

The Participants filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.

The Company announced in its annual report on Form 10-K for the year ended December 31, 2008, that it would hold its annual meeting of stockholders on June 12, 2009. However, the Accel-KKR merger agreement, and the merger agreement contemplated by the May 20 Proposal, requires that the Company convene a meeting of stockholders to vote on the relevant merger as promptly as reasonably practicable following the mailing of proxy statements and prohibits any matter other than the merger from being considered at that meeting. If the Company is acquired in a merger, it will not have public stockholders and there will be no public participation in any future meeting of stockholders. As a result of the uncertainty concerning the timing of the annual meeting of the Company’s stockholders, there can be no assurance regarding what actions we may take with respect to our preliminary proxy statement or the election of our nominees to the Company’s board of directors.

WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.

If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).

* * *

ANNEX 1
May 20, 2009
Board of Directors of SumTotal Systems, Inc.
c/o SumTotal Systems, Inc.
1808 North Shoreline Boulevard
Mountain View, California 94043
Ladies and Gentlemen:
Vista Equity Partners Fund III, L.P. (“Vista”) remains firmly committed to an acquisition of SumTotal Systems, Inc., and we were deeply disappointed to learn that, in the midst of an active auction, you chose, contrary to the go-shop provision you had agreed to, and without giving us notice or any opportunity to raise our bid, to change the terms of the process under which we were bidding by increasing the breakup fee from $3,100,000 to $6,670,000, or more than $0.10 per share, to accept a proposal at $4.80 per share. In short, for a mere $0.05 increase over our existing bid of $4.75, which you had found to be superior and which was the second increase by us in 8 days, you traded away $0.10 of purchase price that we would have been willing to deliver to our fellow shareholders.
We believe that failing to contact us to provide us with the opportunity to increase our offer for a mere $0.05 increase, after we had indicated our strong interest in acquiring the Company by bidding three times, most recently with a price increase of $0.25 per share, was inconsistent with maximizing value for shareholders.
In light of the actions you have taken, we are now amending our proposal (the “Proposal”) as follows:
•
If the increase in the breakup fee to $6,670,000 is invalidated or otherwise reduced to the original $3,100,000, our Proposal is for a merger pursuant to which your shareholders would receive $4.95 per share in cash for each share of common stock. Any smaller reduction in the breakup fee would result in a pro rata increase from the $4.85 per share price referred to below.

•	If the increased breakup fee stands, our Proposal is for a merger pursuant to which your shareholders would receive $4.85 per share in cash for each share of common stock.
We are attaching to this letter a revised merger agreement, reflecting the changes identified above, as well as the associated ancillary documents including equity commitment and guarantee letters. These documents are in final form, and we are prepared to execute them immediately upon notification from you that you intend to terminate the existing merger agreement to which you are a party, as amended by the amendment that you reported on your Form 8-K filed on May 19, 2009 (as so amended, the “Amended Merger Agreement”). We trust that you agree that our Proposal constitutes a Superior Proposal, as defined in the Amended Merger Agreement, and that you will immediately notify the other party to the Amended Merger Agreement of this determination.

We wish to reiterate our resolve to complete this acquisition. We trust, and are sure that your shareholders expect, that you will focus on creating an open and unbiased process that ensures all interested parties have the opportunity to communicate with you. This type of process can only help to achieve your fundamental duty to shareholders: maximizing value. We look forward to a prompt response to our Proposal.

Sincerely,

VISTA EQUITY PARTNERS FUND III, L.P.

By:	VISTA EQUITY PARTNERS FUND III GP, LLC
Its:	General Partner

By:	VEFIIGP, LLC
Its:	Senior Managing Member

By:	/s/ Robert F. Smith

	Name:	Robert F. Smith
	Its:	Managing Member
Cc RBC Capital Markets, attention Devon Ritch, Dave Ramazetti, Peter Gant, Louis Draper; Wilson Sonsini Goodrich & Rosati, Professional Corporation, attention Jeffrey Cannon, Brad Finkelstein, Katharine Martin

ANNEX 2
For Immediate Release
Vista Equity Partners Further Increases Its Offer to Acquire SumTotal Systems to $4.85 Per Share in Cash, or to $4.95 Per Share in Cash if Breakup Fee in SumTotal’s Amended Merger Agreement With Third Party is Invalidated or Reduced to the Original Amount
San Francisco, CA, May 20, 2009 — Vista Equity Partners Fund III, L.P. (“Vista”) announced today that it has further increased its offer to acquire SumTotal Systems, Inc. (“SumTotal” or “the Company”) (Nasdaq: SUMT). The amount payable under Vista’s offer varies, depending on whether the increased $6.67 million breakup fee that the Company agreed to on May 18, 2009, in connection with an amendment to its existing merger agreement with a third party, is invalidated or reduced.
•
Vista’s proposal is for $4.95 per share in cash, which values the Company’s outstanding equity at approximately $163 million, assuming that the increased $6.67 million breakup fee contained in the Company’s amended agreement with a third party is invalidated or otherwise reduced to the original amount of $3.1 million. Any smaller reduction would result in a pro rata increase from the $4.85 per share price referred to below.

•
Vista’s proposal is for $4.85 per share in cash, which values the Company’s outstanding equity at approximately $160 million, if the increased breakup fee in the Company’s amended agreement stands. The difference reflects the per share value of the increase in the breakup fee.

Vista, which owns approximately 13% of SumTotal’s outstanding Common Stock, is the Company’s largest stockholder. Vista focuses on equity transactions involving enterprise software businesses and technology-enabled solutions companies. The acquisition will be fully funded by Vista.
As previously announced, on May 11, 2009, Vista confirmed its offer to acquire SumTotal for $4.50 per share in cash. Two days later, on May 13, 2009, Vista increased its existing offer for SumTotal to $4.75 per share in cash, and on May 14, 2009, the Board of Directors of SumTotal announced that Vista’s proposal was a superior proposal, as defined in SumTotal’s existing merger agreement. The “go shop” provision of SumTotal’s existing merger agreement provided for a breakup fee of $3.1 million, specifically contemplated that a party in Vista’s position could make multiple bids and provided that, following our proposal, SumTotal had to give the third party three business days to increase its bid before executing a definitive agreement with Vista. On the evening of May 18, with no notice to Vista and without providing Vista with an opportunity to raise its bid, SumTotal informed Vista that it had executed a revised merger agreement with the other party, and that the revised merger agreement increased from $3.1 million to $6.67 million, or approximately $0.10 per share, the breakup fee the Company would be obligated to pay if the Company were to terminate that agreement to accept a superior proposal from Vista. This revised agreement provided for an increase in the purchase price of only $0.05 per share over Vista’s prior offer.
Robert F. Smith, Managing Principal of Vista Equity Partners, said, “Vista is surprised and disappointed to learn that, in the midst of an active auction, SumTotal chose to sign an amended merger agreement containing an increased breakup fee without first giving Vista notice or any opportunity to raise its bid. Contrary to the go-shop provision it had agreed to, and despite Vista having raised its price twice in the last eight days, from $3.25 to $4.50 per share and then from $4.50 to $4.75 per share, SumTotal’s Board traded away $0.10 of value that could have been delivered to SumTotal’s shareholders for a mere $0.05 increase over our prior bid.”
Mr. Smith further stated, “Vista believes its current proposal is superior to the terms of the amended merger agreement that the Company has entered into. Going forward, Vista expects an unbiased and more open approach that focuses on maximizing shareholder value, and is certain that SumTotal’s other shareholders will demand no less of SumTotal’s Board.”

Vista Equity Partners Fund III, L.P., Vista Equity Partners Fund III (Parallel), L.P., VEPF III FAF, L.P., Vista Equity Partners Fund III GP, LLC, VEFIIGP, LLC, Vista Equity Partners III, LLC, Robert F. Smith, Charles R. Whitchurch and John N. Staples III (the “Participants”) filed a preliminary proxy statement relating to the solicitation of proxies from the stockholders of the Company with the Securities and Exchange Commission (the “SEC”) on April 22, 2009. Information relating to the Participants is contained in the Schedule 14A they filed with the SEC on April 6, 2009 (as amended on April 9, 2009) and in the preliminary proxy statement. The preliminary proxy statement and Schedule 14A and amendments thereto are available at no charge at the SEC’s website at http://www.sec.gov.
WE ADVISE ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND THE DOCUMENTS RELATING TO THE SOLICITATION OF PROXIES BY OR ON BEHALF OF THE PARTICIPANTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY STATEMENT, IF AND WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE WEBSITE OF THE SEC AT HTTP://WWW.SEC.GOV.
If you want to receive a copy of the definitive proxy statement and form of proxy (when and if they become available), please call our proxy solicitor, D.F. King & Co., Inc. toll free at (800) 758-5378 (banks, brokers and callers from other countries should call collect at (212) 269-5550).
About Vista Equity Partners
Vista Equity Partners (“VEP”), a private equity firm with offices in San Francisco and Chicago, has over $2.3 billion in equity capital under management. VEP was founded in 2000 and is focused on equity transactions involving enterprise software businesses and technology-enabled solutions companies. Over the last nine years, VEP has successfully demonstrated its ability to create value through a disciplined investment focus on companies that offer mission-critical software and technology-enabled solutions. Since 2000, the VEP team has invested over $1.4 billion in equity and completed over $7 billion in total transaction value. Vista Equity Partners’ financial and operational abilities combined with its depth of experience in the software sector enable VEP to complete diligence quickly and to provide a high degree of deal certainty. VEP is currently investing out of its latest fund, $1.3 billion Vista Equity Partners Fund III, which closed in 2008.
Contacts
Diana Postemsky / Jeffrey Taufield, Kekst and Company: 212-521-4800